Exhibit 2.1

Execution Version

FIRST AMENDMENT TO

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT, dated as of September 5, 2012 (the “First Amendment”), to the AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Restated Merger Agreement”), dated as of July 30, 2012, made by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), NEW ATHENA MERGER SUB, INC., a Tennessee corporation and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”), solely for purposes of Section 9.14 thereof FIDELITY NEWPORT HOLDINGS, LLC, a Delaware limited liability company and an indirect, majority-owned Subsidiary of Parent, solely for purposes of Section 9.14 thereof AMERICAN BLUE RIBBON HOLDINGS, INC., a Delaware corporation and an indirect, majority-owned Subsidiary of Parent, solely for purposes of Section 9.14 thereof ATHENA MERGER SUB, INC., a Tennessee corporation and a direct, wholly-owned Subsidiary of Purchaser, and J. ALEXANDER’S CORPORATION, a Tennessee corporation (the “Company”), is entered into by and among Parent, Merger Sub and the Company and amends the Restated Merger Agreement to the extent set forth herein. Capitalized terms used but not defined in this First Amendment shall have the respective meanings specified in the Restated Merger Agreement.

WHEREAS, in accordance with Section 9.8 of the Restated Merger Agreement, the parties to the Restated Merger Agreement desire to amend certain terms of the Restated Merger Agreement as set forth in this First Amendment so as to, among other things, increase the Offer Price from $13.00 to $14.50;

WHEREAS, the Company’s Board of Directors has unanimously (i) declared that this First Amendment, the Transaction Agreements, as amended by this First Amendment, and the Transactions, as amended by this First Amendment, are advisable, fair to and in the best interest of the Company and the Company Shareholders, (ii) adopted this First Amendment and approved the execution, delivery and performance of this First Amendment and the Transaction Agreements, as amended by this First Amendment, by the Company and the consummation of the Transactions, as amended by this First Amendment, (iii) directed that the Restated Merger Agreement, as amended by this First Amendment, be submitted to the Company Shareholders for approval to the extent required by applicable Law, (iv) subject to the ability to withdraw its recommendation pursuant to Section 6.2(e) of the Restated Merger Agreement, recommended that the Company Shareholders accept the Offer, as amended by this First Amendment, and tender their shares of Company Common Stock pursuant to the Offer, as amended by this First Amendment, and, to the extent required by applicable Law, approve the Merger and adopt the Restated Merger Agreement, as amended by this First Amendment, and (v) on the terms and subject to the conditions of the Restated Merger Agreement, as amended by this First Amendment, authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares thereunder;

WHEREAS, each of Parent and Merger Sub is authorized to execute, deliver and perform its obligations under this First Amendment, and the Transaction Agreements, as amended by this First Amendment, and to consummate the Transactions, as amended by this First Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Restated Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Per Share Amount Increased. The second Recital to the Restated Merger Agreement shall be amended by replacing the phrase “at a price per share equal to $13.00” with “at a price per share equal to $14.50”.

Section 2. Termination Fee Increased.

(a) Section 8.3(a) of the Restated Merger Agreement is amended by replacing the dollar amount of “$2,159,725” with “$3,800,000”.

(b) Section 8.3(b) of the Restated Merger Agreement is amended by replacing the dollar amount of “$2,159,725” with “$3,800,000”.

Section 3. Amendment to Offer Documents. Within one (1) Business Day after the date of this First Amendment, Parent shall, and shall cause Merger Sub to, file with the SEC all necessary amendments or supplements to the Schedule TO and the Offer Documents giving effect to this First Amendment and shall cause the Offer Documents to be disseminated to the Company Shareholders in accordance with the applicable requirements of the Exchange Act.

Section 4. Expiration Date. Parent shall, and shall cause Merger Sub to, cause the Offer, as amended by this First Amendment, to remain open for at least ten Business Days from the date of filing of an amendment by Parent and Merger Sub to the Schedule TO giving effect to this First Amendment as required by Rule 14e-1 under the Exchange Act, and as may be further extended in accordance with the terms of the Restated Merger Agreement or as may be required by any applicable rules and regulations of the SEC.

Section 5. References to the Restated Merger Agreement. After giving effect to this First Amendment, each reference in the Restated Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, or words of like import referring to the Restated Merger Agreement shall refer to the Restated Merger Agreement as amended by this First Amendment.

Section 6. Miscellaneous. This First Amendment and the Restated Merger Agreement (including the documents or instruments referred to herein or therein, including any annex or disclosure schedule attached thereto or referred to therein, which annexes and disclosure schedules are incorporated therein by reference), together, embody the entire agreement and understanding among the parties and supersede any prior understandings, agreements, or representations by or among such parties or their representatives, written or oral, that may have related to such subject matters. Except as specifically amended by this First Amendment, all of the terms, covenants and other provisions the Restated Merger Agreement and the Transaction

Agreements, as amended by this First Amendment, are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. The terms and provisions of Article IX of the Restated Merger Agreement are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this First Amendment.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

NEW ATHENA MERGER SUB, INC.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

J. ALEXANDER’S CORPORATION

By:	/s/ Lonnie J. Stout II
Name:	Lonnie J. Stout II
Title:	Chairman, President and Chief Executive Officer